Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts)
(856) 342-6081
CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS.
Fourth-Quarter Adjusted Net Earnings Per Share Were $0.30, Up 15 Percent.
Full Year Adjusted Net Earnings Per Share Were $2.22, Up 6 Percent.
Full Year U.S. Soup Sales Increased 5 Percent.
Fiscal 2010 Guidance: Adjusted Net Earnings Per Share Growth of 5 to 7 Percent.
CAMDEN, N.J., Sept. 11, 2009—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended Aug. 2, 2009 of $69 million, or $0.20 per share, compared with $89 million, or $0.24 per share, in the year-ago period. The current quarter’s reported net earnings included adjustments related to commodity hedging and a non-cash impairment charge related to certain European trademarks. Excluding all items impacting comparability in both periods, adjusted net earnings rose 11 percent to $107 million compared with $96 million in the prior year’s quarter, and adjusted net earnings per share grew by 15 percent to $0.30 in the current quarter compared with $0.26 in the year-ago quarter. Reflecting a stronger U.S. dollar, adjusted net earnings per share for the quarter were negatively impacted by $0.02 due to currency translation.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We completed the year with a solid fourth quarter and delivered a strong year of earnings growth. We were able to overcome currency headwinds and other macroeconomic challenges to achieve adjusted earnings per share growth within our long-term target of between 5 and 7 percent. We successfully introduced innovative new products, including ‘Select Harvest’ soups and ‘Swanson’ stock, and delivered strong sales growth across our entire U.S. soup portfolio and sauces businesses. We delivered an outstanding year in our Asia Pacific business, produced a very solid year in Pepperidge Farm and continued to advance our plans in the emerging markets of Russia and China. We also improved our gross margins through a combination of pricing actions and productivity improvements and generated more than $1 billion in cash flow from operations.”
     Conant concluded, “Over the last seven years, we have achieved consistent and sustainable business performance while improving our prospects for the future through investments in products, infrastructure and our geographic footprint. We have strong plans in place for the upcoming year and a broad slate of innovation across our portfolio of leading brands, especially in our U.S. soup business.”
Fiscal 2010 Guidance Consistent with Long-term Growth Targets
     Campbell provided guidance for fiscal 2010 adjusted net earnings per share growth of between 5 and 7 percent from the fiscal 2009 adjusted base of $2.22. The company expects a rise in net sales of 3 to 4 percent and an increase in adjusted earnings before interest and taxes of 5 to 6 percent. This guidance is consistent with Campbell’s long-term growth targets. The company anticipates benefits from its ongoing efforts to drive product innovation and expand margins through reduced costs and increased productivity, offset in part by the negative impact of an estimated $0.06 per share in increased pension expense.
Fourth-Quarter Financial Results
     In the fourth quarter of fiscal 2009, as a result of an annual review of intangible assets, the company recorded a non-cash impairment charge of $67 million ($47 million after tax or $0.13 per share) related to certain European trademarks. The current and prior quarter’s net earnings included additional items that impacted comparability. These items are summarized below:

	Fourth Quarter
	2009		2008
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Net earnings, as reported	$69	$0.20	$89	$0.24

Continuing Operations

Earnings from continuing operations, as reported	$69	$0.20	$89	$0.24

Net adjustment on commodity hedges	(9)	(0.03)	—	—
Adjustment for non-cash impairment charge on intangible assets	47	0.13	—	—
Adjustment for restructuring charges and related costs	—	—	7	0.02

Adjusted earnings from continuing operations	$107	$0.30	$96	$0.26

Discontinued Operations

Earnings from discontinued operations, as reported	$—	$—	$—	$—

Adjusted net earnings	$107	$0.30	$96	$0.26

     A detailed reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported information is attached to this news release.
     For the fourth quarter, which included 13 weeks compared with 14 weeks in the year-ago quarter, sales decreased 11 percent to $1.528 billion. The change in sales for the quarter reflects the following factors:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 5 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 4 percent

▪	Divestitures and acquisitions subtracted 2 percent

▪	One less week subtracted 7 percent
Additional Fourth-Quarter Financial Details
▪	The company’s gross margin for the fourth quarter was 41.6 percent compared with 38.7 percent in the prior year’s quarter. The current quarter included a favorable net adjustment of $14 million related to commodity hedging. The prior year’s period included $7 million of costs related to the company’s initiatives to improve operational efficiency and long-term profitability. After adjusting for these items, the gross margin percentage for the fourth quarter was 40.6 percent, compared with 39.1 percent in the prior-year quarter. The increase in gross margin percentage was primarily due to pricing and productivity improvements in excess of cost inflation.
▪	Marketing and selling expenses decreased by $54 million to $209 million, reflecting lower marketing expenses, the impact of one less week and the impact of currency. The reduction in marketing expenses was primarily due to lower expenditures in the U.S. beverage business and Pepperidge Farm, as the company shifted funds to promotional programs to strengthen the value proposition in these premium segments.

▪	Administrative expenses increased to $184 million from $168 million, primarily due to higher incentive compensation costs, partially offset by the impact of currency.

▪	Excluding items impacting comparability, earnings before interest and taxes were unchanged at $198 million for both the current and prior-year quarter. Currency translation adversely impacted growth in earnings before interest and taxes by 6 percentage points. Growth in earnings before interest and taxes was also negatively impacted by one less week in the quarter compared with a year ago. Excluding the impact of currency and one less week in the quarter, earnings before interest and taxes increased primarily due to lower marketing expenses and improved gross margin performance.

▪	Net interest expense declined to $23 million compared with $38 million in the prior-year quarter due to a significant decline in the company’s short-term borrowing rates.
Full Year Financial Results
     The current and prior year’s net earnings included items that impacted comparability. These items are summarized below:

	Twelve Months
	2009			2008
(millions, except per share amounts)	Earnings	EPS		Earnings	EPS
Net earnings, as reported	$736	$2.06		$1,165	$3.06

Continuing Operations

Earnings from continuing operations, as reported	$732	$2.04		$671	$1.76

Adjustment for non-cash impairment charge on intangible assets	47	0.13		—	—
Adjustment for restructuring charges and related costs	15	0.04		107	0.28
Benefit from resolution of a state tax contingency	—	—		(13)	(0.03)

Adjusted earnings from continuing operations	$794	$2.22	*	$765	$2.01

Discontinued Operations

Earnings from discontinued operations, as reported	$4	$0.01		$494	$1.30

Adjustment for gain on sale of Godiva Chocolatier	—	—		(462)	(1.21)
Adjustment to taxes on gain on sale of Godiva Chocolatier	(4)	(0.01)		—	—

Adjusted earnings from discontinued operations	$—	$—		$32	$0.08 *

Adjusted net earnings	$794	$2.22		$797	$2.09

*	Does not add due to rounding.
     Net earnings for fiscal 2009 were $736 million, or $2.06 per share, compared with $1.165 billion, or $3.06 per share, in the prior fiscal year.
     Excluding items impacting comparability, adjusted net earnings were $794 million for fiscal 2009 compared with $797 million in the prior fiscal year. Adjusted net earnings per share were $2.22 for the current fiscal year, an increase of 6 percent, compared with $2.09 for the prior fiscal year. Currency translation negatively impacted adjusted net earnings by $0.09 per share.
     For fiscal 2009, which had one less week than fiscal 2008, net sales were $7.586 billion, a decrease of 5 percent. The change in sales for the year reflects the following factors:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 7 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 4 percent

▪	Divestitures and acquisitions subtracted 2 percent

▪	One less week subtracted 2 percent
Additional Full Year Financial Details
▪	The company’s gross margin for fiscal 2009 was 39.9 percent compared with 39.6 percent a year ago. The current year included $22 million of costs related to initiatives to improve operational efficiency and long-term profitability. The prior year included $7 million of costs related to these initiatives. After adjusting for these items, the company’s gross margin percentage increased to 40.2 percent from 39.7 percent. The increase was primarily due to higher selling prices and productivity improvements, partially offset by cost inflation.

▪	Marketing and selling expenses decreased by $85 million to $1.077 billion, primarily due to the impact of currency, lower marketing expenses and lower selling expenses. While advertising increased in the U.S. Soup business, the company reduced marketing expenses in other businesses to fund increased promotional activity.

▪	Administrative expenses decreased $17 million to $591 million, primarily due to the impact of currency.

▪	Excluding items impacting comparability, earnings before interest and taxes were $1.274 billion compared with $1.280 billion in the prior year. Currency translation adversely impacted growth in earnings before interest and taxes by 4 percentage points.

▪	In fiscal 2009, Campbell repurchased 17 million shares for $527 million under its June 2008 strategic share repurchase program and the company’s ongoing practice of buying shares sufficient to offset shares issued under incentive compensation plans.

▪	Cash flow from operations for fiscal 2009 was $1.166 billion compared with $766 million in the prior period. The prior-year cash flow reflects the negative impact of approximately $230 million of taxes paid in connection with the sale of the Godiva business.

Summary of Fiscal 2009 Fourth-Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Fourth-quarter sales for U.S. Soup, Sauces and Beverages were $650 million, a decrease of 3 percent. The change in sales reflects the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 5 percent

▪	One less week subtracted 7 percent
     On a reported basis, U.S. soup sales for the quarter increased 1 percent. Excluding the impact of one less week and the acquisition of “Wolfgang Puck” soups, broths and stocks, U.S. soup sales increased 7 percent, driven by the following:
▪	Sales of “Campbell’s” condensed soups increased 4 percent fueled by significant growth in cooking varieties and growth in eating varieties. Sales of cooking varieties benefitted from an increase of meals prepared at home.

▪	Sales of ready-to-serve soups increased 14 percent, due to gains in “Campbell’s Select Harvest” soups, “Campbell’s V8” premium soups and “Campbell’s Chunky” soups.

▪	Sales of broth rose 7 percent, reflecting the successful introduction of “Swanson” stock and the continued growth of aseptic broth varieties.

▪	Sales, principally of ready-to-serve soups and broth, benefitted from a reduction in new item introductory costs, as the year-ago period reflected costs associated with the launches of “Campbell’s Select Harvest” soups and “Swanson” cooking stock.
Further details of the sales results of this segment’s other businesses include:
▪	Beverage sales decreased due to one less week and declines in “V8” vegetable juice, reflecting higher promotional spending, which was partially offset by gains in “V8 V-Fusion” juice.

▪	Sales of “Prego” pasta sauces experienced double-digit growth.

▪	“Pace” Mexican sauces sales declined slightly, as the impact of one less week was mostly offset by higher sales volumes.

     Fourth-quarter operating earnings for the segment totaled $148 million compared with $124 million in the prior-year period. The increase in operating earnings was primarily due to lower marketing expense and an improved gross margin percentage, as pricing and productivity improvements exceeded cost inflation, partly offset by the impact of one less week.
     For fiscal 2009, U.S. Soup, Sauces and Beverages sales increased 3 percent to $3.784 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 8 percent

▪	Increased promotional spending subtracted 2 percent

▪	One less week subtracted 1 percent
     For the year, on a reported basis, U.S. soup sales increased 5 percent. Excluding the impact of one less week and the acquisition of “Wolfgang Puck” soups, broths and stocks, U.S. soup sales increased 5 percent, driven by the following:
▪	Sales of “Campbell’s” condensed soup increased 6 percent, fueled by double-digit growth in cooking varieties and growth in eating varieties.

▪	Sales of ready-to-serve soup rose 4 percent driven by the successful launches of “Campbell’s Select Harvest” soups and “Campbell’s V8” premium soups, partly offset by lower sales of “Campbell’s Chunky” varieties.

▪	Broth sales increased 8 percent, due to the growth of aseptic broth and the successful introduction of “Swanson” cooking stock.
     Operating earnings increased to $927 million compared with $891 million in the year-ago period, primarily due to pricing net of increased promotional spending, and productivity improvements, which more than offset cost inflation and lower volumes.
Baking and Snacking
     Fourth-quarter sales for Baking and Snacking were $466 million, a decrease of 13 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 4 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 6 percent

▪	Divestitures and acquisitions subtracted 1 percent

▪	One less week subtracted 7 percent
     Further details of sales results include the following:
▪	Pepperidge Farm sales declined due to one less week and a decline in the bakery business, partially offset by growth in the cookies and crackers business, driven by continued consumer demand for “Goldfish” snack crackers.

▪	In Australia, sales declined due to the impact of currency, one less week, divestitures and the discontinuation of private label and industrial chocolate businesses associated with the closing of a plant, partially offset by growth in the core Arnott’s branded business. The biscuit business in Indonesia achieved significant sales growth.
     Fourth-quarter operating earnings decreased to $69 million compared with $72 million a year ago. The decrease in operating earnings was due to the negative impact of currency, one less week and lower earnings in Arnott’s, partially offset by increased earnings in Pepperidge Farm.
     For fiscal 2009, sales in this segment decreased by 10 percent to $1.846 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 7 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 6 percent

▪	Divestitures and acquisitions subtracted 6 percent

▪	One less week subtracted 2 percent
     Operating earnings were $262 million compared with $120 million in the year-ago period. The current year included $3 million in costs related to initiatives to improve operational efficiency and long-term profitability compared with $144 million in such costs in the prior year. Excluding these items, operating earnings increased, as earnings growth in Pepperidge Farm and Arnott’s was mostly offset by the negative impact of currency and one less week.

International Soup, Sauces and Beverages
     Fourth-quarter sales for International Soup, Sauces and Beverages were $289 million, a decrease of 20 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 7 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 11 percent

▪	Divestitures subtracted 7 percent

▪	One less week subtracted 7 percent
     Further details of sales results include the following:
▪	Sales in Europe declined primarily due to divestitures, the impact of currency and one less week. Excluding these items, sales increased slightly, as gains in the Belgium business were partly offset by lower sales in Germany.

▪	In Canada, sales decreased due to the impact of currency and one less week. Excluding these items, sales increased by double digits, primarily due to gains in the soup business.

▪	Sales in the Asia Pacific region decreased due to the impact of currency and one less week, partially offset by gains in Malaysia.
     The segment had a fourth-quarter operating loss of $48 million, compared with operating earnings of $27 million in the year-ago period. The current year included an impairment charge of $67 million related to certain European trademarks. The prior year included $3 million in costs associated with restructuring initiatives. Excluding these items, operating earnings declined, primarily due to the impact of currency, the impact of one less week and costs associated with establishing businesses in Russia and China, partially offset by gains in Canada.
     For fiscal 2009, sales decreased 16 percent to $1.357 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 3 percent

▪	Price and sales allowances added 5 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 11 percent

▪	Divestitures subtracted 4 percent

▪	One less week subtracted 2 percent
     Operating earnings decreased to $69 million from $179 million in the year-ago period. The current year included an impairment charge of $67 million related to certain European trademarks. The prior year included $9 million of restructuring charges. Excluding these items, operating earnings declined, primarily due to the impact of currency and costs associated with establishing businesses in Russia and China.
North America Foodservice
     Fourth-quarter sales were $123 million, a decrease of 16 percent. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 8 percent

▪	Price and sales allowances added 5 percent

▪	Increased promotional spending subtracted 4 percent

▪	Currency subtracted 2 percent

▪	One less week subtracted 7 percent
     Operating earnings were $0 in both the current and prior-year quarter. The prior-year quarter included $7 million of costs related to initiatives to improve operational efficiency and long-term profitability. Excluding these items, operating earnings declined due to lower volumes as the foodservice sector continued to be negatively impacted by the economy.
     For fiscal 2009, sales decreased 9 percent to $599 million. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 8 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 2 percent

▪	One less week subtracted 2 percent
     Operating earnings decreased to $34 million from $40 million in the prior-year period. Costs related to initiatives to improve operational efficiency and long-term profitability totaled $19 million in the current year compared with $29 million in the prior period. Excluding these items, earnings decreased reflecting the reduction in sales.
Unallocated Corporate Expenses
     Unallocated corporate expenses decreased to $24 million in the current quarter from $35 million a year ago. The current year included a favorable net adjustment of $14 million related to commodity hedges.
     For the year, unallocated corporate expenses decreased to $107 million from $132 million. The decrease was primarily due to lower expenses associated with the company’s North American SAP implementation.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported financial information is attached to this news release.
Conference Call
     Campbell will host a conference call to discuss these results on September 11, 2009 at 10:00 a.m. Eastern Time. U.S. participants may access the call at 1-866-814-1913 and non-U.S. participants at 1-703-639-1357. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call and accompanying slides also will be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight, September 18, 2009 at 1-888-266-2081 or 1-703-925-2533. The access code is 1387520.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, “Campbell’s” tomato juice and “Wolfgang Puck” soups, stocks and broths.

     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, productivity and cost-saving initiatives, quality improvements, inflation, commodity hedging, currency translation and portfolio strategies, including acquisitions and divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and productivity benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the risks associated with portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 2,	August 3,
	2009	2008
Net sales	$1,528	$1,715

Costs and expenses
Cost of products sold	893	1,051
Marketing and selling expenses	209	263
Administrative expenses	184	168
Research and development expenses	31	33
Other expenses / (income)	66	9
Restructuring charges	—	3

Total costs and expenses	1,383	1,527

Earnings before interest and taxes	145	188
Interest, net	23	38

Earnings before taxes	122	150

Taxes on earnings	53	61

Earnings from continuing operations	69	89
Earnings from discontinued operations	—	—

Net earnings	$69	$89

Per share — basic
Earnings from continuing operations	$.20	$.25
Earnings from discontinued operations	—	—

Net earnings	$.20	$.25

Dividends	$.25	$.22

Weighted average shares outstanding — basic	346	363

Per share — assuming dilution
Earnings from continuing operations	$.20	$.24
Earnings from discontinued operations	—	—

Net earnings	$.20	$.24

Weighted average shares outstanding — assuming dilution	352	371

In fiscal 2009, the company recognized in cost of products sold a $14 ($9 after tax or $.03 per share) favorable net adjustment on commodity hedge positions.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in Other expenses/(income) related to certain European trademarks, primarily in Germany and Nordic, used in the International Soup, Sauces and Beverages segment.
In fiscal 2008, the company recorded a pre-tax restructuring charge of $3 and expenses in cost of products sold of $7 (aggregate impact of $7 after tax or $.02 per share) related to the initiatives announced in April 2008 to improve operational efficiency.
The period ended August 2, 2009 had 13 weeks. The period ended August 3, 2008 had 14 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 2,	August 3,
	2009	2008
Net sales	$7,586	$7,998

Costs and expenses
Cost of products sold	4,558	4,827
Marketing and selling expenses	1,077	1,162
Administrative expenses	591	608
Research and development expenses	114	115
Other expenses / (income)	61	13
Restructuring charges	—	175

Total costs and expenses	6,401	6,900

Earnings before interest and taxes	1,185	1,098
Interest, net	106	159

Earnings before taxes	1,079	939

Taxes on earnings	347	268

Earnings from continuing operations	732	671
Earnings from discontinued operations	4	494

Net earnings	$736	$1,165

Per share — basic
Earnings from continuing operations	$2.08	$1.80
Earnings from discontinued operations	.01	1.32

Net earnings	$2.09	$3.12

Dividends	$1.00	$.88

Weighted average shares outstanding — basic	352	373

Per share — assuming dilution
Earnings from continuing operations	$2.04	$1.76
Earnings from discontinued operations	.01	1.30

Net earnings	$2.06	$3.06

Weighted average shares outstanding — assuming dilution	358	381

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $22 ($15 after tax or $.04 per share) related to the initiatives announced in April 2008 to improve operational efficiency. In fiscal 2008, the company recorded a pre-tax restructuring charge of $175 and $7 of expenses in cost of products sold (aggregate impact of $107 after tax or $.28 per share) related to the initiatives.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in Other expenses/(income) related to certain European trademarks, primarily in Germany and Nordic, used in the International Soup, Sauces and Beverages segment.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
In fiscal 2008, the company recognized an after-tax gain of $462 ($1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
Fiscal 2009 had 52 weeks. Fiscal 2008 had 53 weeks.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 2,	August 3,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$650	$673	(3%)
Baking and Snacking	466	533	(13%)
International Soup, Sauces and Beverages	289	362	(20%)
North America Foodservice	123	147	(16%)

Total sales	$1,528	$1,715	(11%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$148	$124
Baking and Snacking	69	72
International Soup, Sauces and Beverages	(48)	27
North America Foodservice	—	—

Total operating earnings	169	223
Unallocated corporate expenses	(24)	(35)

Earnings before interest and taxes	145	188
Interest, net	(23)	(38)
Taxes on earnings	(53)	(61)

Earnings from continuing operations	69	89
Earnings from discontinued operations	—	—

Net earnings	$69	$89

Per share — assuming dilution
Earnings from continuing operations	$.20	$.24
Earnings from discontinued operations	—	—

Net earnings	$.20	$.24

In fiscal 2009, the company recognized in cost of products sold a $14 ($9 after tax or $.03 per share) favorable net adjustment on commodity hedge positions. The favorable net adjustment is included in Unallocated corporate expenses.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in Other expenses/(income) related to certain European trademarks, primarily in Germany and Nordic, used in the International Soup, Sauces and Beverages segment.
In fiscal 2008, the company recorded a pre-tax restructuring charge of $3 and expenses in cost of products sold of $7 (aggregate impact of $7 after tax or $.02 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring charge and related costs were recognized in the following segments: International Soup, Sauces and Beverages — $3, and North America Foodservice — $7.
The period ended August 2, 2009 had 13 weeks. The period ended August 3, 2008 had 14 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 2,	August 3,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,784	$3,674	3%
Baking and Snacking	1,846	2,058	(10%)
International Soup, Sauces and Beverages	1,357	1,610	(16%)
North America Foodservice	599	656	(9%)

Total sales	$7,586	$7,998	(5%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$927	$891
Baking and Snacking	262	120
International Soup, Sauces and Beverages	69	179
North America Foodservice	34	40

Total operating earnings	1,292	1,230
Unallocated corporate expenses	(107)	(132)

Earnings before interest and taxes	1,185	1,098
Interest, net	(106)	(159)
Taxes on earnings	(347)	(268)

Earnings from continuing operations	732	671
Earnings from discontinued operations	4	494

Net earnings	$736	$1,165

Per share — assuming dilution
Earnings from continuing operations	$2.04	1.76
Earnings from discontinued operations	.01	1.30

Net earnings	$2.06	3.06

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $22 ($15 after tax or $.04 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the following segments: North America Foodservice — $19, and Baking and Snacking — $3. In fiscal 2008, the company recorded a pre-tax restructuring charge of $175 and $7 of expenses in cost of products sold (aggregate impact of $107 after tax or $.28 per share) related to the initiatives. The restructuring charge and related costs were recognized in the following segments: Baking and Snacking — $144, International Soup, Sauces and Beverages — $9, and North America Foodservice — $29.
In fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 ($47 after tax or $.13 per share) was recorded in Other expenses/(income) related to certain European trademarks, primarily in Germany and Nordic, used in the International Soup, Sauces and Beverages segment.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
In fiscal 2008, the company recognized an after-tax gain of $462 ($1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
Fiscal 2009 had 52 weeks. Fiscal 2008 had 53 weeks.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	August 2,	August 3,
	2009	2008
Current assets	$1,551	$1,652
Current assets held for sale	—	41
Plant assets, net	1,977	1,939
Intangible assets, net	2,423	2,603
Other assets	105	211
Non-current assets held for sale	—	28

Total assets	$6,056	$6,474

Current liabilities	$1,628	$2,382
Current liabilities held for sale	—	21
Long-term debt	2,246	1,633
Other liabilities	1,454	1,119
Non-current liabilities held for sale	—	1
Shareowners’ equity	728	1,318

Total liabilities and shareowners’ equity	$6,056	$6,474

Total debt	$2,624	$2,615

Cash and cash equivalents	$51	$81

Net debt	$2,573	$2,534

Reconciliation of GAAP and Non-GAAP Financial Measures
Fiscal Year Ended August 2, 2009
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at August 2, 2009 and August 3, 2008, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	August 2, 2009	August 3, 2008
Current notes payable	$378	$982
Long-term debt	2,246	1,633

Total debt	$2,624	$2,615

Less: Cash and cash equivalents	(51)	(81)

Net debt	$2,573	$2,534

Items Impacting Gross Margin and Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results if these transactions are excluded.
The following items impacted gross margin and/or net earnings:
(1)	In the fourth quarter of fiscal 2009, the company recognized in cost of products sold a $14 million ($9 million after tax or $0.03 per share) favorable net adjustment on commodity hedge positions. The aggregate year-to-date impact from open commodity hedges was not material. Beginning in fiscal 2009, unrealized gains and losses on commodity hedging activities are recorded in unallocated corporate expenses as these open positions represent hedges of future purchases. Upon closing of the contracts, the realized gain or loss is transferred to segment operating earnings. This allows the segments to reflect the economic effects of the hedge without exposure to quarterly volatility of unrealized gains and losses. The volatility associated with the unrealized gains or losses will be treated as an item impacting comparability. In prior periods, unrealized gains and losses on commodity hedging were not material.

(2)	In the fourth quarter of fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 million ($47 million after tax or $0.13 per share) was recorded in Other expenses/(income) related to certain

European trademarks, primarily in Germany and Nordic, used in the International Soup, Sauces and Beverages segment.

(3)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the fourth quarter of fiscal 2009, the expense recorded in cost of products sold related to these initiatives was not material. The aggregate year-to-date impact was $22 million ($15 million after tax or $0.04 per share). In the fourth quarter of fiscal 2008, the company recorded a pre-tax restructuring charge of $3 million and expenses in cost of products sold of $7 million (aggregate impact of $7 million after tax or $0.02 per share) related to these initiatives. For the year ended August 3, 2008, the company recorded pre-tax restructuring charges of $175 million and $7 million of expenses in cost of products sold (aggregate impact of $107 million after tax or $0.28 per share) related to these initiatives.

(4)	In the second quarter of fiscal 2009, the company recorded a $4 million tax benefit ($0.01 per share) in discontinued operations related to the sale of the Godiva Chocolatier business.

(5)	In fiscal 2008, the company recognized a pre-tax gain of $698 million ($462 million after tax or $1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.

(6)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Fourth Quarter
(millions, except per share amounts)	Aug. 2, 2009	Aug. 3, 2008	% Change
Gross margin, as reported	$635	$664
Deduct: Net adjustment on commodity hedges (1)	(14)	—
Add: Restructuring related costs (3)	—	7

Adjusted Gross margin	$621	$671	(7)%

Adjusted Gross margin percentage	40.6%	39.1%

Earnings before interest and taxes, as reported	$145	$188
Deduct: Net adjustment on commodity hedges (1)	(14)	—
Add: Non-cash impairment charge on intangible assets (2)	67	—
Add: Restructuring charges and related costs (3)	—	10

Adjusted Earnings before interest and taxes	$198	$198	0%

Interest, net, as reported	$23	$38

Adjusted Earnings before taxes	$175	$160

Taxes on earnings, as reported	$53	$61
Deduct: Tax expense from the net adjustment on commodity hedges (1)	(5)	—
Add: Tax benefit from non-cash impairment charge on intangible assets (2)	20	—
Add: Tax benefit from restructuring charges and related costs (3)	—	3

Adjusted Taxes on earnings	$68	$64

Adjusted effective income tax rate	38.9%	40.0%

Earnings from continuing operations, as reported	$69	$89
Deduct: Net adjustment on commodity hedges (1)	(9)	—
Add: Net non-cash impairment charge on intangible assets (2)	47	—
Add: Net adjustment from restructuring charges and related costs (3)	—	7

Adjusted Earnings from continuing operations	$107	$96	11%

Earnings from discontinued operations, as reported	$—	$—

Adjusted Net earnings	$107	$96	11%

Diluted earnings per share — continuing operations, as reported	$0.20	$0.24
Deduct: Net adjustment on commodity hedges (1)	(0.03)	—
Add: Net non-cash impairment charge on intangible assets (2)	0.13	—
Add: Net adjustment from restructuring charges and related costs (3)	—	0.02

Adjusted Diluted earnings per share — continuing operations	$0.30	$0.26	15%

Diluted earnings per share — discontinued operations, as reported	$—	$—

Adjusted Diluted net earnings per share	$0.30	$0.26	15%

	Year-to-Date
(millions, except per share amounts)	Aug. 2, 2009	Aug. 3, 2008	% Change
Gross margin, as reported	$3,028	$3,171
Add: Restructuring related costs (3)	22	7

Adjusted Gross margin	$3,050	$3,178	(4)%

Adjusted Gross margin percentage	40.2%	39.7%

Earnings before interest and taxes, as reported	$1,185	$1,098
Add: Non-cash impairment charge on intangible assets (2)	67	—
Add: Restructuring charges and related costs (3)	22	182

Adjusted Earnings before interest and taxes	$1,274	$1,280	0%

Interest, net, as reported	$106	$159

Adjusted Earnings before taxes	$1,168	$1,121

Taxes on earnings, as reported	$347	$268
Add: Tax benefit from non-cash impairment charge on intangible assets (2)	20	—
Add: Tax benefit from restructuring charges and related costs (3)	7	75
Add: Tax benefit from resolution of a state tax contingency (6)	—	13

Adjusted Taxes on earnings	$374	$356

Adjusted effective income tax rate	32.0%	31.8%

Earnings from continuing operations, as reported	$732	$671
Add: Net non-cash impairment charge on intangible assets (2)	47	—
Add: Net adjustment from restructuring charges and related costs (3)	15	107
Deduct: Benefit from resolution of a state tax contingency (6)	—	(13)

Adjusted Earnings from continuing operations	$794	$765	4%

Earnings from discontinued operations, as reported	$4	$494
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (4)	(4)	—
Deduct: Gain on sale of the Godiva Chocolatier business (5)	—	(462)

Adjusted Earnings from discontinued operations	$—	$32

Adjusted Net earnings	$794	$797	0%

Diluted earnings per share — continuing operations, as reported	$2.04	$1.76
Add: Net non-cash impairment charge on intangible assets (2)	0.13	—
Add: Net adjustment from restructuring charges and related costs (3)	0.04	0.28
Deduct: Benefit from resolution of a state tax contingency (6)	—	(0.03)

Adjusted Diluted earnings per share — continuing operations *	$2.22	$2.01	10%

Diluted earnings per share — discontinued operations, as reported	$0.01	$1.30
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (4)	(0.01)	—
Deduct: Gain on sale of the Godiva Chocolatier business (5)	—	(1.21)

Adjusted Diluted earnings per share — discontinued operations *	$—	$0.08

Adjusted Diluted net earnings per share	$2.22	$2.09	6%

*	The sum of the individual per share amounts does not equal due to rounding.